Exhibit 99.1

          Trex Company Announces Third Quarter 2007 Results

    Reports Increase in Quarterly and Year-to-Date Sales; Increases
     Reserve for Product Replacement and Consumer Relations Costs


    WINCHESTER, Va.--(BUSINESS WIRE)--Nov. 6, 2007--Trex Company, Inc. (NYSE: TWP), manufacturer of Trex(R) decking, railing, fencing and trim, today announced financial results for the third quarter ended September 30, 2007. The Company's operating results for the 2007 third quarter and the nine-month period were adversely affected by a $45 million increase to a product defect reserve for future replacement of decking material manufactured at its Nevada plant between 2003 and mid-2006. In addition, the Company's operating results were adversely affected by a $9.4 million inventory adjustment in the 2007 third quarter for the obsolescence of discontinued product and product that does not meet the current quality standards that are required in the market.

    Net sales for the 2007 third quarter, which reflected the increased reserve, totaled $64.0 million compared to net sales of $78.1 million for the third quarter of 2006. Before giving effect to the increased reserve, net sales for the 2007 third quarter increased 2.6% over the 2006 third quarter. The Company reported a net loss for the 2007 third quarter of $41.2 million, or $2.77 per diluted share, which includes the effects of the increased reserve and inventory valuation adjustment, compared to net income of $4.6 million, or $0.31 per diluted share, for the 2006 third quarter.

    Net sales for the nine months ended September 30, 2007, which reflect the increased reserve, were $298.7 million compared to net sales of $304.8 million for the nine months ended September 30, 2006. Before giving effect to the increased reserve, net sales for the 2007 nine-month period increased 3.5% over the 2006 nine-month period. The Company reported a net loss for the 2007 nine-month period of $34.9 million, or $2.35 per diluted share, which includes the effects of the increased reserve and inventory valuation adjustment, compared to net income of $16.1 million or $1.08 per diluted share, for the same period in 2006.

    The product defect reserve was established for decks that are subject to surface flaking between two to three years after installation. Following a detailed analysis of retained production samples, operating data and the time required after deck installation for the condition to become evident, and other factors, the Company is confident that only a small percentage of the product manufactured from 2003 to mid-2006 at the Nevada plant was affected. No products manufactured at other Trex facilities have been affected.

    The Company is not compliant with certain of its debt covenants as of September 30, 2007 that are based on EBITDA, specifically the Leverage ratios (Debt to TTM EBITDA) and Fixed Charge Coverage Ratios. We have received a waiver on the debt covenants for the September quarter and are working with each respective lender on the terms and conditions of the covenants for future quarters. The Company ended the third quarter with $20 million of cash on hand and we have maintained a similar cash position thus far through the fourth quarter.

    Chief Executive Officer, Andrew U. Ferrari commented, "Trex Company is making very significant progress despite the severe decline in the home building and remodeling markets and the financial impact of the charges to earnings, most notably the increase in the product defect reserve we announced today. In the toughest market in decades, we are very proud of our year-to-date sales. Our sales and market share have increased in all three categories in which we compete: decking, railing and fencing. Demand for Trex products remains strong and we are issuing revised guidance for full year 2007 net sales of $315 million to $335 million, which includes a reduction in net sales of $17 million due to the product defect reserve. This revised guidance is consistent with the guidance given at the end of the second quarter for $330 million to $350 million in net sales.

    "We are taking the decisive actions necessary to return Trex Company to improved profitability and positive operating cash flow. While several of the actions we have taken, such as right-sizing the manufacturing footprint, writing down obsolete and slow-moving inventories, and increasing the product defect reserve, have a negative impact on short-term profitability, they are the right actions to promote profitable growth for our Company in the long-term.

    "We are very pleased with the improvement we have made in our manufacturing operations. The Company is now realizing the benefits of the capital spent over the last year on initiatives to improve overall product quality and increase productivity. With the exception of surface flaking claims related to past Nevada production, our overall product claims on a year-to-year basis have declined by more than 50%. The number of temporary workers in our plants responsible for sorting raw materials and inspecting production has been reduced from a high of 175 earlier in the year to fewer than 30 workers today.

    "During the past 60 days, we have realized production rate increases of more than 10% compared to the first quarter along with significantly higher production yields. The reduction of temporary workers, the increase in line rates and yields, and the right-sizing of our manufacturing footprint, including the suspension of operations at the Mississippi plant, have enabled the Company to reduce its manufacturing staffing from 935 workers at the beginning of 2007 to 665 workers today. Another significant cost reduction directly related to the past year's capital projects is our ability to use lower-cost plastic feed stocks without sacrificing quality or productivity.

    "At the same time that we are improving our manufacturing operations, Trex Company remains focused on building the pre-eminent brand in the outdoor living products category. Evidence of our commitment is the way Trex Company has dealt with the surface flaking claims, going well beyond standard industry practices to satisfy our customers. To further our leading brand position, we recently introduced innovative new products enabling us to reach new and important customer segments. Both Trex Escapes(TM), an ultra low-maintenance deck board, and Trex Trim(TM), a new trim product for house soffits and window surrounds, will be available in 2008. We will also be introducing enhancements to our current product line in 2008, including new colors for our Trex Brasilia(R) and Trex Contours(R) deck boards, a hidden fastening system for our Brasilia(R) board, a new Trex Accents Fire Defense(TM) deck board, and an improved, more versatile Trex Artisan Series Railing(R) system. In addition, we are excited about the growing acceptance of Trex Seclusions(R) fencing, as we broaden its distribution to include full-line building material distributors and dealers as well as leading fencing installation companies. Our new decking, railing, trim and fencing product line-up was announced to the market last month, and the response has been overwhelmingly positive."

    Mr. Ferrari concluded, "During a challenging time for everyone in the building materials industry, Trex Company is encouraged by the progress we are making. We are taking the tough and decisive actions today to ensure a bright future for our company."

    Conference Call and Webcast Information

    As previously announced, Trex will hold a conference call to discuss its 2007 third quarter results on Tuesday, November 6 at 9:00 a.m. ET. A live webcast of the conference call, including a visual presentation in addition to the audio, will be available to all investors in the Investor Relations section of the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

    For those who cannot listen to the live broadcast, the webcast and visual presentation will be available on Trex's website for 30 days. A telephone replay of the call will also be available for seven days, beginning at approximately 12:00 p.m. ET on November 6. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #22029660.

    About Trex Company

    Trex Company is the nation's largest manufacturer of composite decking, railing and fencing, with over 15 years of product experience. Products are marketed under the brand name Trex(R). Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes(TM) and PVC trim under the trademark Trex Trim(TM). For more information, visit the Company's website, www.trex.com. Trex(R), Trex Accents(R), Trex Brasilia(R), Trex Contours(R), Trex Escapes(TM), Trex Accents Fire Defense(TM), Trex Trim(TM), Trex Seclusions(R), and Trex Artisan Series Railing(R) are trademarks of Trex Company, Inc., Winchester, Va.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007 and its subsequent filings on Form 10-Q and Form 8-K discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Operations
           (In thousands, except share and per share data)
                             (Unaudited)

                       Three Months Ended        Nine Months Ended
                           September 30,            September 30,
                        2006         2007        2006         2007
                     ----------- ------------ ----------- ------------

Net sales            $    78,098 $    63,971  $   304,849 $   298,663

Cost of sales             55,116      73,631      220,928     254,530
                     ----------- ------------ ----------- ------------

Gross profit (loss)       22,982      (9,660)      83,921      44,133

Selling, general and
 administrative
 expenses                 15,419      52,074       56,738      91,974
                     ----------- ------------ ----------- ------------

Income (loss) from
 operations                7,563     (61,734)      27,183     (47,841)

Interest expense,
 net                         305       2,021        2,151       6,241
                     ----------- ------------ ----------- ------------

Income (loss) before
 income taxes              7,258     (63,755)      25,032     (54,082)

Provision (benefit)
 for income taxes          2,679     (22,528)       8,898     (19,168)
                     ----------- ------------ ----------- ------------

Net income (loss)    $     4,579 $   (41,227) $    16,134 $   (34,914)
                     =========== ============ =========== ============

Diluted earnings
 (loss) per share    $      0.31 $     (2.77) $      1.08 $     (2.35)
                     =========== ============ =========== ============

Diluted weighted
 average shares
 outstanding          14,921,151  14,892,507   14,908,475  14,878,951
                     =========== ============ =========== ============




                          TREX COMPANY, INC.
                Condensed Consolidated Balance Sheets
                  (In thousands, except share data)

                                                 31-Dec-06  30-Sep-07
                                                 --------- -----------
                                                           (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                      $    672  $   19,746
  Accounts receivable, net                         18,140      27,141
  Inventories                                     111,434      73,643
  Prepaid expenses and other assets                 3,201       3,436
  Income taxes receivable                           6,480       8,442
  Deferred income taxes                             3,180       9,735
                                                 --------- -----------
    Total current assets                          143,107     142,143
                                                 --------- -----------
Property, plant and equipment, net                198,525     203,166
Goodwill                                            6,837       6,837
Debt-related derivatives                              359         153
Other assets                                        3,489       6,652
                                                 --------- -----------
    Total assets                                 $352,317  $  358,951
                                                 ========= ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses          $ 57,834  $   34,983
  Accrued warranty                                  2,467      19,538
  Line of credit                                   44,132          --
  Current portion long-term debt                    9,115      35,716
                                                 --------- -----------
    Total current liabilities                     113,548      90,237
                                                 --------- -----------
  Deferred income taxes                            17,217       5,089
  Accrued taxes                                        --       2,396
  Non-current accrued warranty                         --      28,453
  Debt-related derivatives                            747         705
  Long-term debt, net of current portion           51,390      97,500
                                                 --------- -----------
    Total liabilities                             182,902     224,380
                                                 --------- -----------
Stockholders' equity:
  Preferred stock, $0.01 par value, 3,000,000
   shares authorized; none issued and
   outstanding                                         --          --
  Common stock, $0.01 par value, 40,000,000
   shares authorized; 14,913,889 and 15,076,738
   shares issued and outstanding at December 31,
   2006 and September 30, 2007                        149         151
  Additional paid-in capital                       62,986      65,956
  Accumulated other comprehensive income             (278)       (444)
  Retained earnings                               106,558      68,908
                                                 --------- -----------
    Total stockholders' equity                    169,415     134,571
                                                 --------- -----------
    Total liabilities and stockholders' equity   $352,317  $  358,951
                                                 ========= ===========




                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)

                                            Nine Months Ended June 30,
                                                2006         2007
                                            ------------ -------------
OPERATING ACTIVITIES
Net income (loss)                            $   16,134   $   (34,914)
Adjustments to reconcile net income to net
 cash provided by operating activities:
Depreciation and amortization                    15,248        16,552
Other non-cash charges (benefits)                 3,860       (15,477)
Changes in operating assets and liabilities     (10,182)       49,305
                                            ------------ -------------

Net cash provided by operating activities    $   25,060   $    15,466
                                            ------------ -------------

INVESTING ACTIVITIES                         $  (14,533)  $   (21,197)
                                            ------------ -------------

FINANCING ACTIVITIES                         $   (9,687)  $    24,805
                                            ------------ -------------

Net increase in cash and cash equivalents    $      840   $    19,074
Cash and cash equivalents at beginning of
 period                                      $    1,395   $       672
                                            ------------ -------------

Cash and cash equivalents at end of period   $    2,235   $    19,746
                                            ============ =============


    CONTACT: Trex Company, Inc.
             Anthony J. Cavanna, 540-542-6300
             Chairman & Chief Financial Officer
             or
             Lippert/Heilshorn & Assoc.
             Harriet Fried, 212-838-3777